Exhibit 5.1

                                 April 30, 2003

Ryan's Family Steak Houses, Inc.
P.O. Box 100
Greer, SC 29652

        RE: Ryan's Family Steak Houses, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Ryan's Family Steak Houses, Inc., a South Carolina corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended, to register 3,600,000 shares of the Company's common stock, $1.00 par value per share (the "Shares") for issuance under the Ryan's Family Steak Houses, Inc. 2002 Stock Option Plan (the "Plan").

         We have examined the Registration Statement, the Company's Articles of Incorporation, as amended, the Company's Bylaws, as amended, records of the Company's corporate proceedings, and such other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied upon information provided to us by the Company without further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, and the accuracy and completeness of the information contained therein. We have also assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

         Based on the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that, when issued and delivered in accordance with the terms and conditions of the Plan and any applicable stock award agreements or letters, including satisfaction of any vesting and other conditions set forth therein and receipt of proper payment therefor, the Shares will be validly issued, fully paid, and non-assessable.

          This opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

         This opinion is rendered solely for your benefit in connection with the Registration Statement with respect to the Shares and may not be relied upon, quoted, or used by any other person or entity or for any other purpose without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very Truly Yours,


                                      /s/ Wyche, Burgess, Freeman & Parham, P.A.

                                      WYCHE, BURGESS, FREEMAN & PARHAM, P.A.